Exhibit 11

CONSENT

OF

INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Statement on Form 1-A of our report dated April 30, 2026, except for Note 8, Related Party Transactions - String Cubed, Inc., and Note 10, Subsequent Events, as to which the date is June 26, 2026, with respect to the balance sheets of Timeplast, Inc. as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements, which report appears in the Offering Circular that is a part of this Offering Statement.

/s/ SetApart Accountancy Corp

SetApart Accountancy Corp

XX, 2026

Calabasas, California